Exhibit 99.5
RECENT DEVELOPMENTS

Preliminary Financial Results for the Third Quarter ending September 30, 2018

On October 22, 2018, we announced our preliminary summary financial information as of and for the three and nine months ended September 30, 2018. We are currently in the process of finalizing our unaudited consolidated financial results as of and for the three and nine months ended September 30, 2018.

Certain of these operating results and other financial data for the third fiscal quarter ended September 30, 2018, are set forth below.

Preliminary Third Quarter 2018 Financial Highlights:

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Net Revenue: We expect to record net revenue for the third quarter of 2018 consistent with our previously reported net revenue for the second quarter of 2018. Our net revenue attributable to our Core Operating Subsidiaries for the third quarter of 2018 totaled approximately $433 million for the three months ended September 30, 2018, comprised as follows: Construction of approximately $195 million, Marine Services of approximately $45 million, Energy of approximately $5 million, and Telecommunications of approximately $188 million.

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Cash and Cash Equivalents: As of September 30, 2018, we had consolidated cash and cash equivalents of approximately $832 million of which approximately $44 million was held at HC2 and approximately $749 million in the Insurance Segment.

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Debt: As of September 30, 2018, consolidated debt was approximately $707 million, which included $510 million of our 11.0% Senior Secured bonds and approximately $197 million of subsidiary debt. As of September 30, 2018, our collateral coverage ratio was 2.52x.

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Adjusted EBITDA - Core Operating Subsidiaries: We recorded total Adjusted EBITDA for our core operating segments, which include Construction, Marine Services, Energy and Telecommunications between $24 to $29 million for the three months ended September 30, 2018, comprised as follows: Construction of approximately $15 to $17 million, Marine Services of approximately $7 to $9 million, Energy of approximately $1 million, and Telecommunications of approximately $1 to $2 million.

	Three months ended September 30, 2018
	Low					High
(in millions)	Construction	Marine	Energy	Telecom	Total	Construction	Marine	Energy	Telecom	Total
Estimated Net Income	$7	$(1)	$(1)	$1	$6	$9	$1	$(1)	$2	$11
Reconciliation:
Depreciation and amortization	2	7	1	—	10	2	7	1	—	10
Depreciation and amortization (included in cost of revenue)	2	—	—	—	2	2	—	—	—	2
(Gain) loss on sale or disposal of assets	(1)	—	—	—	(1)	(1)	—	—	—	(1)
Interest expense	1	1	1	—	3	1	1	1	—	3
Other (income) expense, net	(2)	—	—	—	(2)	(2)	—	—	—	(2)
Income tax (benefit) expense	4	—	—	—	4	4	—	—	—	4
Noncontrolling interest	1	—	—	—	1	1	—	—	—	1
Acquisition and disposition costs	1	—	—	—	1	1	—	—	—	1
Total Core Operating Subsidiaries	$15	$7	$1	$1	$24	$17	$9	$1	$2	$29

Our estimates of such preliminary financial results are based solely on information available to us as of the date of this offering memorandum and are subject to change, and we undertake no obligation to update this information. Accordingly, you should not place undue reliance on such preliminary financial results. Actual results remain subject to the completion of management's final review, as well as the review by our independent registered accounting firm, and our other financial closing procedures. During the course of the preparation of our final consolidated financial statements and related notes, additional items that would require adjustments, which may be material, to the preliminary operating results and other financial data presented below may be identified. The preliminary financial results as of and for the three months ended September 30, 2018 and the comparative period for 2017 are not comprehensive statements of our financial and operational results, and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, the preliminary financial results as of and for the three months ended September 30, 2018 are not necessarily indicative of the results to be achieved in any future period.

Other Third Quarter 2018 Activity
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On August 4, 2018, HC2 Chairman and Chief Executive Officer Philip Falcone informed Inseego Corp’s (‘‘INSG’’) Board of Directors (the ‘‘Board’’) of his resignation from his position as a Director and Chairman of the Board effective upon consummation of a private placement at INSG. The INSG private placement consisted of an issuance of an aggregate of 12.0 million shares of its common stock to two investors for a purchase price of $1.63 per share, resulting in aggregate gross proceeds to INSG of approximately $19.7 million. Concurrently, INSG amended HC2's Investors’ Rights Agreement where HC2 agreed to eliminate its board observation and nomination rights. As a result, HC2 lost its ability to exercise significant influence. HC2's equity investment in INSG security no longer qualifies to be accounted for under the equity method. Beginning in the third quarter, the investment will be recorded at fair value. The investment basis in INSG under the equity method had been reduced to zero as a result of operating losses incurred for the duration of the investment. The change in the accounting method resulted in an initial gain of $44 million during the third quarter of 2018.

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On August 14, 2018, 704Games issued a 53.5% equity interest to Motorsport Games for a total consideration of up to $11.0 million. As a result, HC2’s ownership percentage in 704Games was diluted to 26.2% resulting in the loss of control in 704Games and the deconsolidation of the entity. HC2 elected to utilize the fair value option to mark to market the investment in 704Games based on the most recent valuation reports issued. As a result of the change, HC2 recognized a gain of approximately $3 million.

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On August 9, 2018, Continental General Insurance Company (‘‘CGI’’), an indirect subsidiary of HC2, consummated the previously announced transactions contemplated by a Stock Purchase Agreement (the ‘‘SPA’’) with Humana, Inc. (‘‘Humana’’). Pursuant to the SPA, CGI acquired all of the outstanding shares of KMG America Corporation (‘‘KMG’’), the parent company of Kanawha Insurance Company (‘‘KIC’’), Humana’s long-term care insurance subsidiary (the ‘‘KMG Acquisition’’). CGI acquired approximately $2.4 billion of cash and cash equivalents and invested assets, and recognized in excess of $75 million bargain purchase gain. Following the consummation of the KMG Acquisition, CGI has approximately $4.1 billion of cash and cash equivalents and invested assets.

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CGI recaptured one of KIC’s reinsurance treaties covering Long Term Care business immediately following the closing of the KMG Acquisition with Humana. As a result of the recapture, CGI received approximately $159 million cash and reduced its ceded reinsurance by approximately $141 million, recognizing a onetime gain of approximately $18 million during the three months ended September 30, 2018.

GrayWolf Industries Acquisition

On October 11, 2018, we announced that DBM Global entered into an Agreement and Plan of Merger, dated October 10, 2018 (the ‘‘GrayWolf Merger Agreement’’), with DBM Merger Sub, Inc., a wholly owned subsidiary of DBM Global, CB-Horn Holdings, Inc. (the ‘‘Target’’ or ‘‘GrayWolf Industrial’’), and Charlesbank Equity Fund VI, Limited Partnership, solely in its capacity as representative for the Target’s securityholders, pursuant to which Merger Sub will merge with, and into, the Target with the Target surviving the merger as an indirect subsidiary of DBM Global (the ‘‘GrayWolf Merger’’).
Pursuant to the terms of the GrayWolf Merger Agreement, DBM Global will acquire GrayWolf Industrial, a premier specialty maintenance, repair and installation services provider, for an enterprise value of approximately $135 million, including the assumption of certain existing indebtedness, subject to customary adjustments for cash, debt, transaction expenses and normalized working capital. For the year ended December 31, 2017, GrayWolf Industrial recorded $196.8 million, $19.7 million and $1.3 million of revenue, Adjusted EBITDA and capital expenditures, respectively. Based on HC2’s review of financial information available to them from management of GrayWolf as of the date of this offering memorandum, HC2 believes that revenue, Adjusted EBITDA and capital expenditures of GrayWolf for the twelve month period ended June 30, 2018 are consistent with such results for the year ended December 31, 2017; however such information is based on GrayWolf management’s internal reporting and you should not place undue reliance on these expectations. In addition, these expectations are not necessarily indicative of results of operations for the current fiscal year or any future period. In particular, GrayWolf's Adjusted EBITDA represents a normalized EBITDA view, which excludes certain expenses management believes will not continue post-acquisition, in order to better reflect ongoing earnings capacity.

Pursuant to the GrayWolf Merger Agreement, DBM Global has agreed to customary covenants to obtain debt financing, and GrayWolf Industrial has agreed to provide reasonable cooperation with DBM Global in DBM Global’s efforts to obtain such financing. In connection with the GrayWolf Merger, we anticipate that we and certain of our subsidiaries will use existing cash to make investments in DBM Global, which may consist of common or preferred stock issued by DBM Global, debt issued by DBM Global, or a combination thereof, in an aggregate amount of at least $40.0 million and that DBM Global will make an equity investment in GrayWolf of $15.0 million through borrowings under DBM Global’s existing credit facility. In addition, DBM Global has agreed to assume approximately $80.0 million of Target’s outstanding indebtedness. Upon the consummation of the GrayWolf Merger, we expect the consolidated indebtedness of DBM Global to increase by approximately $95.0 million. DBM Global has entered into committed financing arrangements to re-finance this indebtedness. There is no financing condition to the consummation of the GrayWolf Merger.
The GrayWolf Merger Agreement contains customary representations, warranties and closing conditions. The transaction, which is expected to be accretive to DBM Global’s Adjusted EBITDA, is expected to close in the fourth quarter of 2018. If these conditions are not satisfied or waived, DBM Global will not complete the GrayWolf Acquisition. This offering is not conditioned on the closing of the GrayWolf Acquisition. We cannot assure you that the GrayWolf Acquisition will close on our expected timeframe, or at all, or close without adjustment of material terms.
Redemption of Existing Notes

On October 22, 2018, we issued a conditional notice to holders of the Existing Notes to redeem all the outstanding aggregate principal amount of the Existing Notes on December 1, 2018 at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (the “Redemption”). We estimate that the aggregate redemption payment in connection with the Redemption will be approximately $538.1 million. Consummation of the Redemption is conditioned upon, among other things, consummation of this offering. Substantially concurrently with the closing of this offering, we intend to irrevocably deposit with the trustee for the Existing Notes cash in an amount sufficient to redeem all outstanding Existing Notes pursuant to the Redemption (including accrued and unpaid interest to the redemption date). Upon the trustee’s confirmation of receipt of such funds, we expect in accordance with the terms of the indenture governing the Existing Notes, the trustee will acknowledge satisfaction and discharge of the obligations with respect to the Existing Notes. Upon such satisfaction and discharge, the indenture governing the Existing Notes will generally cease to be in effect.

Nothing contained in this offering memorandum should be construed as an offer to purchase or a solicitation of an offer to buy any Existing Notes or a notice of redemption or satisfaction and discharge with respect to the Existing Notes and the indenture governing the Existing Notes. Any such notice will be given in accordance with the terms of the indenture governing the Existing Notes.

GMSL Strategic Alternatives

On October 22, 2018, we announced our intention to explore strategic alternatives for GMSL, including a potential sale, the net proceeds of which we would expect to use to pay down HC2’s senior secured debt. We believe this will allow current GMSL investors to capitalize on the substantial value creation since the acquisition in 2014 and open up opportunities to further support the continued growth in the marine services platform. However, we cannot assure you that any such strategic alternative, including a potential sale, will be consummated, or if such an alternative is consummated, that it will be on terms that are favorable to current investors of holders of the Notes or that the net proceeds of any such sale will be used to pay down HC2’s senior secured debt despite our current intentions.

In addition, during the third quarter of 2018, a long-term dividend policy was implemented by the shareholders of GMSL’s Huawei Marine Joint venture, Huawei Marine Networks, after several years of meaningful shareholder value creation. For more information on GMSL, including certain financial results of GMSL on a segment basis as compared to to our HC2 consolidated financial results, see Item 2 of our Quarterly Report on Form 10-Q, filed with the SEC on August 8, 2018, and Items 1 and 7 of our Annual Report on Form 10-K (as amended), filed with the SEC on March 14, 2018, each incorporated by reference herein.

MediBeacon Granted Breakthrough Device Designation

On October 22, 2018, we announced that MediBeacon, Inc., a portfolio company within Pansend, was granted Breakthrough Device designation by the U.S. Food and Drug Administration for a device intended to measure Golmerular Filtration Rate in patients with impaired or normal renal function.

HC2 Broadcasting Holdings Update

During the three months ended September 30, 2018, Broadcasting closed on a series of transactions for a total consideration of $33.3 million.